Exhibit 10.1
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                       ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of 20 June 1997 by and between F.Hoffmann-La Roche Ltd, Grenzacherstrasse 124, CH-4070 Basel, Switzerland ("Seller") on the one hand and ICN Puerto Rico, Inc. with registered offices at American International Plaza, Eighth Floor, 250 Munoz Rivera Avenue, San Juan, Puerto Rico, 00918 ("Buyer"), a wholly-owned subsidiary of ICN Pharmaceuticals, Inc., ICN Plaza, 3300 Hyland Avenue, Costa Mesa, CA 92626 ("ICN") and ICN acting either as a direct party to this Agreement with respect to certain matters or as a guarantor of performance by Buyer hereunder on the other hand.

WHEREAS Seller and Buyer are both engaged in the pharmaceutical business;

WHEREAS Seller wishes to sell and Buyer wishes to buy the Assets (as hereinafter defined) related to certain pharmaceutical products of Seller,

WHEREAS in connection with the contemplated purchase of the Assets Seller and ICN wish for ICN to engage also as a party to this Agreement with regard to specific matters and to guarantee due performance by Buyer under the Agreement;

NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

1         DEFINITIONS

1.1 "Active Ingredients" mean the pharmaceutical compounds known by the chemical names set forth in Schedule 1.1 hereto.

1.2 "Affiliate" of a party means any corporation or other business entity controlled by, controlling or under common control with, such party. For this purpose "control" shall mean direct or indirect beneficial ownership of more than fifty percent (50%) of the voting or income interest in such corporation or other business entity; provided, however, Genentech, Inc., with offices located at 460 Point San Bruno Boulevard, South San Francisco, California, 94080, shall not be considered an Affiliate of Seller.

1.3       "Assets" has the meaning ascribed to such term in Article 2.

1.4 "Business" means the business as currently conducted by Seller and its Affiliates with respect to manufacture and sale of the Products in the Territory.

1.5 "cGMP's" shall mean the then-current Good Manufacturing Practices applicable to the manufacture of pharmaceutical products for human use in the Territory in accordance with regulations of the competent authority in the Territory.

1.6       "Closing" has the meaning ascribed to such term in Article
          10.1.

1.7       "Closing Date" has the meaning ascribed to such term in
          Article 10.1.

1.8       "Damages" has the meaning ascribed to such term in Article
          12.2.1.

1.9 "Disclosure Schedule" means the disclosure schedule delivered prior to the Effective Date to Buyer by Seller in connection with this Agreement. The sections of the Disclosure Schedule correspond to the sections of this Agreement, but information disclosed in any section of the Disclosure Schedule shall be deemed to be disclosed as to all relevant sections thereof, except as otherwise specifically provided herein.

1.10 "Distribution Agreements" means the agreements referred to in Article 8.10.

1.11      "DOJ" means the United States Department of Justice.

1.12      "Effective Date" means 1 July 1997.

1.13      "FDA" means the United States Food and Drug Administration.

1.14      "FTC" means the United States Federal Trade Commission.

1.15 "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

1.16 "Indemnifiable Claims" has the meaning ascribed to such term in Article 12.2.1 and 12.3.

1.17      "Indemnified Party" has the meaning ascribed to such term in
          Article 12.4.

1.18 "Indemnifying Party" has the meaning ascribed to such term in Article 12.4.

1.19      "Inventory" has the meaning ascribed to such term in Article
          2.6.

1.20      "Know-How" has the meaning ascribed to such term in Article
          2.3.

1.21 "Litigation" has the meaning as ascribed to such term in Art. 4.13.

1.22 "Marketing and Promotional Documents" has the meaning ascribed to such term in Article 2.5.

1.23 "Material Adverse Effect" means an event that has a material adverse effect on the Assets, taken as a whole.

1.24 "Patents" means any patent or patent application and any and all divisions, continuations, continuations-in-part, re-examinations, reissues, extensions, pending or granted supplementary protection certificates, substitutions, confirmations, registrations, revalidations, revisions, additions and the like, of or to said patent and patent application.

1.25 "Products" means each packaging size of each finished pharmaceutical dosage form identified by the Trademarks as defined in Art. 2.1 below and marketed or formerly marketed by Seller or its Affiliates or third party distributors of Seller or Seller's Affiliates in the Territory as defined in Art. 1.33 hereinbelow. Buyer acknowledges that Seller has stopped manufacturing and selling MESTINON injectables and PROSTIGMIN tablets some years ago and in certain countries (particularly UK, Ireland, Northern Ireland and France) divested to third parties. Seller shall transfer to Buyer the assets related to these Products still held by Seller as well as the proceeds from the divestiture to third parties received by Seller after the Effective Date of this Agreement.

1.26      "Purchase Price" means such term as used in Article 3.

1.27      "Registrations" has the meaning ascribed to such term in
          Article 2.2.

1.28 "Roche Labeling" means the printed labels, labeling and packaging materials, including printed carton, container label and package inserts, as currently used by Seller and its Affiliates for each Product.

1.29 "Roche Net Sales" means gross sales after deduction of returns, distributor discounts, sales rebates (price reduction) and volume (quantity) discount as well as sales taxes (e.g. value added taxes) and other taxes directly linked to the sales (e.g. excise taxes).

1.30 "Roche Process" means, for each Product, the manufacturing process approved in the Registrations for each such Product.

1.31 "Roche Sales Statements" means the monthly Roche Net Sales by Product in the Territory in local currency for the twelve month period ended 31 May 1997, attached as Schedule 1.31.

1.32      "Supply Agreements" means the agreements referred to in
          Article 8.9.

1.33 "Territory" means worldwide except India and in case of Librium and Efudix the United States. Buyer acknowledges that Assets may not exist and Products may not be marketed in all countries of the Territory.

1.34      "Trademarks" has the meaning ascribed to such term in
          Article 2.1.

1.35 "World-wide Safety Reports" has the meaning ascribed to such term in Article 2.4.

2         ASSETS BEING SOLD

          Subject to the terms and conditions of this Agreement, at Closing, Seller shall sell, transfer, assign, convey and deliver or cause an Affiliate of Seller to sell, transfer, assign, convey and deliver to Buyer, forever, all of the rights, title, and interest of Seller or Seller's Affiliates in the assets solely and exclusively used for/dedicated to the Products in the Territory as listed below (collectively, the "Assets") and Buyer shall assume all rights, title, and interest of Seller in the Assets and all obligations and responsibilities associated therewith; provided that Buyer shall not assume any liabilities relating to the Assets or the Business arising prior to Closing or from events preceding Closing.

2.1 Trademarks: Trademarks mean the trademarks, service marks, registrations and applications for the Territory and all goodwill related thereto, which are set forth on Schedule 2.1, including for each Trademark the registration or application number, owner, registration and expiration dates, marks and class. The trademark files contain, to the extent available, the pertaining documents, such as the usual consent letters, coexistence and Prior Right Agreements which are not included in Schedule 2.1. Schedule
          2.1 may contain trademark registrations and applications which may not be supported by use and therefore may unavoidably expire due to non-use. Trademarks also includes any copyrights and any unregistered trade dress that are owned by Seller which are associated solely with the Products and (only as to trade dress) currently used on or in association with such Products in the Territory. "Trademarks" shall not include copyrights and trade dress associated with the divisions, companies or corporate entities of Seller, its Affiliates or distributors. "Trademarks" also does not include copyrights and trade dress associated with the Products and also associated with products not being transferred by Seller. Trademarks does not include the word "Roche", the Roche logo, the housemark Roche or the hexagon used by Roche. Trademarks does also not include the trademarks associated with the hexagon or with trademarks used by Seller or its Affiliates for other products which are not subject matter of this Agreement. Buyer is aware that Trademarks does additionally not include the following trademarks: (a) trademarks which are subject matter of agreements with third parties which are listed in
          Schedule 2.1 (a); (b) trademarks combined with "Roche" which are listed in Schedule 2.1(b); and (c) the associated trademarks which are listed in Schedule 2.1(c). Details and consequences of the trademarks listed in Schedule 2.1(a), 2.1(b) and 2.1(c) are regulated in Art. 4.16 and 8.3 below.

2.2 Registrations: All marketing approvals, registrations, regulatory files and approvals, governmental authorizations, licenses and permits, and applications therefor, required for the marketing and sale of the Products in the Territory that are owned by Seller or its Affiliates (the "Registrations"), as well as the pertaining registration dossiers. The Registrations include, without limitation, registrations covering all sales reflected in the Roche Sales Statements set forth in Schedule 1.31, as well as the registrations listed in Schedule 2.2, for which there are no current sales.

2.3 Manufacturing Technology and Know-How: The ownership and/or beneficial interest of Seller in the Roche manufacturing technology and know-how that is solely and exclusively used in the pharmaceutical manufacturing of any Product for the Territory, including but not limited to specifications and test methods (Products, raw material, packaging, stability and other applicable specifications), pharmaceutical manufacturing and packaging instructions, master formula, validation reports (process, analytical methods and cleaning) to the extent available, stability data, analytical methods, records of complaints, annual product reviews to the extent available, and other master documents necessary to manufacture, control, and release of the Products by Seller (the "Know-How") including all documents associated therewith; and a non-exclusive, perpetual, paid-up, irrevocable, royalty-free license, with right to sub-license, to use any manufacturing technology and know-how that are necessary or used in pharmaceutical manufacturing of any Product (but not exclusively used thereto) with such license or sub-license being restricted to use for the Products in the Territory and Seller retains the right to use or to license such manufacturing technology and know-how for use with any products in the Territory except for Competing Products as defined in Art. 6.5. Seller shall, to the extent available, provide a list of all suppliers of components and raw materials, and copies of GMP audit reports of all suppliers, whether third parties or Affiliates.

2.4 World-wide Safety Reports: A copy of the world-wide safety reports with respect to the Products (the "World-wide Safety Reports"). Seller shall make available to Buyer for transfer a print-out and an electronic copy of the World-wide Safety Reports with respect to the Products but Buyer shall have all responsibility and shall pay all costs associated with converting such electronic copy of the World-wide Safety Reports into the format from which Buyer can access that information.

2.5 Marketing and Promotional Documents: The marketing and promotional documents, such as clients lists, promotional plans and items, promotional materials and training manuals, that are solely and exclusively used with the Products, to the extent available in the Territory (the "Marketing and Promotional Documents"). All such documents shall be shipped FOB Seller's location.

2.6 Inventory: The Inventory consists of all finished Products (including samples), that are owned by Seller or an Affiliate of Seller and that have been approved by Seller as meeting specifications and otherwise saleable in the ordinary and normal course of business as of the Effective Date (the "Inventory"), the location of which shall be as set forth on Schedule 2.6; the quantity of which shall be set forth in a document delivered by Seller at Closing, and based on a physical inventory to be taken on 30 June 1997. The Inventory shall be shipped FOB Seller's location at dates mutually agreed upon by Seller and Buyer consistent with the transfer of the marketing responsibilities from either party to the other.

2.7 Assumed Agreements: Subject to Art. 6.2 Seller shall assign or cause an Affiliate to assign to Buyer and Buyer shall assume the agreements with unaffiliated third parties relating to the Products listed in Schedule 2.7 (the "Assumed Agreements") on the same terms now existing, provided, however, that if such Assumed Agreements cover also other products than the Products, they shall only be assigned and assumed to the extent they relate to the Products.

2.8       Option to Purchase Additional U.S. Assets:
          -----------------------------------------

2.8.1 Commencing on the earlier of (i) that date on which Seller shall have realized cash consideration equal to the Purchase Price (as defined in Section 3.1), or (ii) that date two years from the Closing Date of this Agreement (the date referred to in (i) or (ii), as applicable, the "Option Date") and ending on that date one year following the Option Date, Buyer shall have the option (the "Option") to purchase all Assets exclusively used for/dedicated to the products Efudix and Librium (the "Option Products") (including all dosage forms, and pack sizes then registered or marketed) in the Territory of the United States, on substantially the same terms and conditions other than the purchase price as contained in this Agreement for the Assets now being sold and purchased hereunder.

2.8.2 Buyer may exercise the Option by giving Seller written notice in accordance with this Agreement and Buyer and Seller or an Affiliate of Seller shall thereafter cooperate to prepare as soon as practicable a counterpart of this Agreement for the purchase of such Option Products, which shall have an effective date which is the earlier of (i) as of the first day of the month following delivery of such notice to Seller and (ii) the date on which all approvals and consents necessary to the consummation of the Option shall have been obtained and any applicable waiting period under the HSR Act with respect thereto shall have expired or been terminated. Seller represents and warrants that the business relating to Efudix and Librium in the United States will be conducted in the ordinary course from the date hereof through the closing date of the counterpart agreement with respect to the Option Products (or through the expiration of the Option, if not exercised). The purchase price for the Option Products as of the Closing Date shall be USD 95,000,000 (the "Option Purchase Price"); provided that Seller agrees that such purchase price shall be subject to review in good faith by Seller and Buyer based upon market conditions and sales volume at the date the Option is exercised; provided further that such purchase price shall in no event exceed USD 95,000,000. If the Option is exercised any time during the period from July 1, 1999 through October 1, 1999, the Option Purchase Price shall be for EFUDIX 3 times the yearly net sales in US Dollars of EFUDIX in the US according to Roche Nutley's moving annual total June 1999 and for LIBRIUM 2.2 times the yearly net sales in US Dollars of LIBRIUM in the US according to Roche Nutley's moving annual total June 1999, subject to possible adjustment in accordance with Art. 2.8.4 below. If the Option is exercised before July 1, 1999, the Option Purchase Price will be agreed in good faith between the parties.

2.8.3 Buyer shall pay the Option Purchase Price by delivery of its promissory note in the principal amount of the Option Purchase Price, and concurrently Seller shall assign such note to ICN, in exchange for (i) cash equal to one third of the Option Purchase Price and (ii) shares of Common Stock and Series C Convertible Preferred Stock (or a new series of convertible preferred stock having the same terms and provisions) valued, as of the closing date of the Option purchase agreement, in an amount equal to two-thirds of the Option Purchase Price. The proportion of shares of Common Stock and Preferred Stock shall be at Seller's option. Such shares of Common Stock and Preferred Stock will be entitled to all the rights and obligations, including, without limitation, as to price guaranty (based upon an annual six percent return), capital gains (except that any capital gain shall be shared equally between Buyer and Seller rather than being delivered to Buyer exclusively), restrictions on transfer, voting rights (provided that this does not trigger a filing requirement for Seller), future purchases, anti-dilution, registration rights, and repurchase price in the event of a public debt offering by ICN, set forth in
          Section 3.2 below with respect to the shares of Common Stock and Preferred Stock deliverable upon Closing of the original sale of the Products pursuant to this Agreement; and the provisions of such Section 3.2 shall be deemed incorporated in this Section, and applicable hereto, as though fully restated herein.

2.8.4 Seller covenants that during the two year period after the Effective Date, the aggregate sales of Librium and Efudix in the United States will increase at least equal to average pharma market growth according to IMS GP (general practician) and that Seller will not increase the sales prices for these products more than the inflation rate according to the official consumer price index. In the event Seller shall fail to comply with the covenant set forth in this Section 2.8.4, the Option Purchase Price shall be adjusted downward accordingly.

2.8.5 Buyer acknowledges that Seller shall not have the obligation to manufacture Librium and Efudix for any period longer than as required pursuant to the terms of this Agreement.

3         PURCHASE PRICE

3.1 Purchase Price: The purchase price for the sale, conveyance, assignment, transfer and delivery of the Assets (except the Inventory) provided for in Article 2 hereof shall be Ninety Million Dollars (USD 90,000,000) (the "Purchase Price").

3.2       Payment of Purchase Price

3.2.1 Note. At the Closing, Buyer shall deliver to Seller Ninety Million U.S. Dollars (U.S. $90,000,000) in the form of a Promissory Note from Buyer, as maker, to Seller, as payee, in such principal amount, representing the Purchase Price. Concurrently with the delivery of such Note, Seller shall assign the Note to ICN in exchange for 1,600,000 shares of the Common Stock, $.01 par value ("Common Stock") of ICN, and 2,000 shares of the Series C Convertible Preferred Stock, $.01 par value ("Preferred Stock") of ICN. For purposes hereof, the term (i) "Original Common Stock" shall mean such 1,600,000 shares of Common Stock and any additional shares of Common Stock issued upon conversion of the "Original Preferred Stock", and (ii) "Original Preferred Stock" shall mean such 2,000 shares of Preferred Stock. The shares of Original Common Stock and Original Preferred Stock shall be registered in the name of Seller (or an Affiliate of Seller, as designated by Seller). In the event such shares are held by an Affiliate of Seller, such Affiliate shall be deemed "Seller" for purposes of this Section 3.2 and Seller hereby guaranties all obligations of such Affiliate under this Section 3.2.

3.2.2 Price Guaranty. On December 31, 1997, December 31, 1998, December 31, 1999 and July 1, 2000 (each a "Guaranty Date"), ICN guaranties to Seller that the then current market price per share of ICN's Common Stock, based on the average closing sale price on the New York Stock Exchange for the 10 trading days prior to each such Guaranty Dates (plus dividends paid to Seller since the Closing on such shares) (the "Current Market Price") shall equal or exceed the applicable Guaranteed Price (as defined below) for such Guaranty Date. In the event that the Current Market Price per share of Common Stock is less than the Guaranteed Price on a Guaranty Date, ICN shall pay to Seller not later than 30 days following such Guaranty Date (which payment shall be in the form of additional shares of Preferred Stock, each such share of Preferred Stock valued at the then Current Market Price as of the date of payment of one share of Common Stock times the number of shares of Common Stock into which one share of Preferred Stock is convertible) (which additional shares of Preferred Stock, together with any Common Stock issued upon conversion of such Preferred Stock, shall be referred to as the "Additional Shares") the amount, if any, by which (A) the product (the "Guaranteed Value") of the Guaranteed Price for such Guaranty Date times the number of shares of Original Common Stock and shares of Common Stock into which shares of Original Preferred Stock are then convertible (assuming conversion of all such shares of Preferred Stock), in each case, owned on such date by Seller ("Seller's Common Stock") exceed (B) the sum (the "Actual Value") of (i) the product of the then Current Market Price times the aggregate of the number of shares of Seller's Common Stock and number of Additional Shares (assuming, in the case of Additional Shares which are Preferred Stock, conversion of such Preferred Stock into Common Stock not previously returned to ICN as provided in the next sentence, and (ii) the amount of any dividends paid to Seller since the Closing on any Additional Shares theretofore received by Seller (whether or not such Additional Shares are then owned by Seller) (the "Dividend Payment"); provided that, any such payment due by ICN on the final Guaranty Date (July 1, 2000) shall be payable in cash or shares of Preferred Stock valued in the same manner as stated above (or, at the election of Seller, shares of Common Stock, valued at the then Current Market Price as of the date of payment) or both, at ICN's option. In the event that, on a Guaranty Date, the Current Market Price per share of ICN's Common Stock exceeds the Guaranteed Price, for such Guaranty Date, Seller shall, within 30 days after such Guaranty Date, return to ICN that number of shares of Common Stock and/or Preferred Stock, and valued as of the date of such return, in the same manner as stated above, equal to the amount, if any, by which the Actual Value exceeds the Guaranteed Value, provided that, except on the final Guaranty Date, Seller shall have no obligations to return an amount in excess of the number of Additional Shares. For purposes hereof, "Guaranteed Price" shall be $25.750 for the Guaranty Date occurring on December 31, 1997, $27.295 for the Guaranty Date occurring on December 31, 1998, and $28.933 per share for the Guaranty Date occurring on December 31, 1999, and $29.775 per share for the Guaranty Date occurring on July 1, 2000 (the third anniversary of the Effective Date).

3.2.3 Capital Gains. In the event that, Seller shall, at any time prior to July 1, 2000, sell to any third party, excluding any Affiliate of Seller, ICN or any Affiliate of ICN, any shares of Common Stock or Preferred Stock for a net sale price per share in excess of the Guaranteed Price as of the Guaranty Date next preceding the date of sale plus pro rata 6% p.a., such excess shall be paid to ICN in the form of the return of shares of Preferred Stock, valued, based on the Current Market Price, as of the date of payment, of the shares of Common Stock into which such shares of Preferred Stock would then be convertible, assuming no restrictions on convertibility existed.

3.2.4 Restrictions on Transfer. Except as provided in this Section 3.2.4, prior to July 1, 2000 Seller shall not, without ICN's prior written consent, sell any of the shares of Common
          Stock or Preferred Stock, except as set forth below:

          1) On and after the first anniversary of the Effective Date, or if the stock exchange price of ICN Common Stock reaches US$ 30 per share, whichever is earlier, all shares of Common Stock issued and sold to Seller on the Closing Date may be sold without restriction pursuant to this Section 3.2.4. Seller undertakes that such a sale will be made in a way which does not hurt the market;

          2) Following the sale of the Common Stock pursuant to point 1) above, upon Seller's request, 1,600 shares of Preferred Stock shall immediately be converted into 1,600,000 shares of registered Common Stock. These registered Common Stock shares shall not be sold for one year from the date of conversion, provided that they may be sold earlier without restriction pursuant to this Section 3.2.4 if the stock exchange price of ICN Common Stock reaches US$ 33 per share.

          3) Any other shares of Common Stock issued to Seller upon the conversion of the Preferred Stock upon such conversion, may be sold without restriction pursuant to
               Section 3.2.4 on or after the second anniversary of the Effective Date, and

          4) Any shares of Common Stock or Preferred Stock may be sold by Seller to an Affiliate of Seller, at any time without restriction, provided that such Affiliate shall agree to be bound by the terms of this Agreement relating to any such shares purchased by it.

          The foregoing restrictions shall terminate in the event (the day of any such event, the "Restriction Termination Date") that (i) ICN shall at any time propose, or shall have received a proposal (x) to merge or consolidate with or into any other corporation or entity or other person (whether or not ICN is the surviving corporation), or (y) to transfer all or substantially all of ICN's assets to any other unaffiliated corporation or other entity or person, or (ii) there occurs any other corporate reorganization or transaction or series of related transactions, following which the shareholders of ICN would be expected to own less in the aggregate than 50 % of the voting power or equity of the ultimate parent corporation or other entity surviving or resulting from such merger, consolidation, reorganization or other transaction, or (iii) any person shall have commenced a tender or exchange offer for any shares of ICN Common Stock.

3.2.5 Voting Rights. Seller shall take such action as may be required so that all shares of Common Stock and Preferred Stock of ICN received hereunder and owned by Seller are voted in accordance with the recommendations of ICN's Board of Directors.

3.2.6 Future Purchases. Prior to the earlier to occur of (i) the date which is three (3) years from the Closing Date or (ii) the Restriction Termination Date, and subject to the further provisions hereof:

          a) The Seller shall not acquire any shares of Common Stock (or other securities of ICN convertible into Common Stock) of ICN (except pursuant to the terms of this Agreement or by way of stock dividends or other distributions or offerings made available to holders of shares of Common Stock generally) if the effect of such acquisition would be to increase the aggregate number of shares of such Common Stock (or other securities of ICN convertible into Common Stock) then owned by the Seller or which it has a right to acquire, including upon conversion of the Preferred Stock, to more than 20% of the shares of such Common Stock (or other securities convertible into Common Stock) of ICN on a fully diluted basis; provided that the Seller will not be obligated to dispose of any shares of Common Stock of ICN if the aggregate percentage ownership of the Purchaser is increased as a result of a recapitalization of, or a repurchase of securities by, ICN or as a result of any other similar action taken by ICN.

3.2.7     Anti-Dilution Adjustments to Guaranteed Price.
          ---------------------------------------------

          (a) In the event that ICN issues additional shares of Common Stock pursuant to a stock dividend, stock distribution or subdivision, the then applicable Guaranteed Price shall, concurrently with the effectiveness of such stock dividend, stock distribution or subdivision, be proportionately reduced, and in the event the outstanding shares of Common Stock of ICN shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Guaranteed Price shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

          (b) In the event of the occurrence of any other event which would give rise to an adjustment of the Conversion Ratio of the Series C Convertible Preferred Stock pursuant to the terms of the Certificate of Designation therefor, the Guaranteed Price shall be adjusted, mutatis mutandis, in accordance with the adjustment provisions set forth in Section 2(c) of the Certificate of Designation.

3.2.8 Investment Representations of Seller. The Seller represents and warrants to ICN as follows:

          (a) Experience. It is knowledgeable, sophisticated and experienced in making investments, and is qualified to make decisions with respect to investment in the Common Stock and Preferred Stock.

          (b) Investment. It is acquiring the Common Stock and Preferred Stock for investment for its own account and not with a view to, or for resale in connection with, any distribution thereof. It understands that the shares of Common Stock and Preferred Stock, and the shares of Common Stock issuable upon conversion of the shares of Preferred Stock (the "Shares") have not been registered under the Securities Act of 1933, as amended (the "Securities Act") by reason of a specified exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of its investment intent as expressed herein.

          (c) Rule 144. It acknowledges that the Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. It has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act.

          (d) Access to Data. It has had an opportunity to discuss business, management and financial affairs with its management and has had the opportunity to view ICN's facilities.

          (e) Financial Condition. Its financial condition is such that it is able to bear all risks of holding the Shares for an indefinite period of time.

          (f) Authorization. It is duly authorized to enter into this Agreement and to consummate the transactions contemplated hereby.

3.2.9 Registration Rights Agreement. ICN shall agree to register the Shares under the Securities Act pursuant to a Registration Rights Agreement in the form attached hereto as Exhibit C, which Agreement shall be executed and delivered at the Closing.

3.2.10 Terms of the Preferred Stock. The powers, designations, preferences and other terms and conditions of the Preferred Stock shall be set forth in a Certificate of Designations, Preferences and Rights of Series C Convertible Preferred Stock (the "Certificate of Designation") in substantially the form of Exhibit D attached hereto. Prior to the Closing Date, ICN shall file the Certificate of Designation with the Secretary of State of the State of Delaware.

3.2.11 Repurchase of the Shares. The shares of Common Stock and Preferred Stock shall be repurchased by ICN from Seller in accordance with the provisions of this Section 3.2.11. At Seller's option, in the event that ICN or an Affiliate of ICN shall consummate Public Debt Offering (as defined below) at any time prior to the fifth anniversary of the Closing Date, twenty percent (20%) of the net proceeds of such Public Debt Offering shall be used by ICN or an Affiliate of Seller to repurchase shares of Common Stock and Preferred Stock held by Seller or an Affiliate of Seller, such shares of Common Stock and Preferred Stock to be designated by Seller or an Affiliate of Seller. Seller may elect to require ICN to repurchase Shares with 20% of the net proceeds of any subsequent Public Debt Offerings, in Seller's discretion, until such time as all the shares of Common Stock and Preferred Stock shall have been repurchased or returned to Buyer against cash pursuant to this Agreement or sold by Seller in the market. "Public Debt Offering" means an underwritten public offering by ICN or an Affiliate of ICN anywhere in the world of its debt securities (including convertible debt securities), it being understood that Public Debt Offering shall not include any loan or indebtedness to finance ordinary working capital needs for the actual businesses of Buyer. The price per share at which such shares of Common Stock and Preferred Stock (based on the number of shares of Common Stock into which it is convertible) shall be repurchased shall equal the Guaranteed Price as of the Guaranty Date next preceding such repurchase plus pro rata 6% p.a.

3.3 Right to Exchange Common Stock. ICN shall not directly or indirectly redeem, repurchase or otherwise acquire any shares of Common Stock or any other class of capital stock of ICN or take any other action affecting the voting rights of such shares, if such action would increase the percentage of shares of Common Stock owned by Seller (other than any such action taken at the request of Seller or unless Seller shall have waived in writing its rights under this Section 3.3), unless ICN gives written notice (a "Deferral Notice") of such action to Seller. The Deferral Notice shall describe, in reasonable detail, the action proposed to be taken by ICN with respect to such shares of its capital stock. ICN shall defer making any such redemption, purchase or other acquisition or taking any such other action for a period of ten business days (the "Deferral Period") after giving the Deferral Notice in order to allow Seller to determine whether it wishes to exchange or take any other action with respect to the Common Stock it owns, controls or has the power to vote. Upon receipt of a Deferral Notice, Seller shall have the right to elect to, and if so requested by Seller ICN shall, exchange a number of shares of Common Stock owned by Seller for such number of shares of Preferred Stock so that, following such exchange and taking into account the actions proposed to be taken by ICN described in the Deferral Notice, Seller's ownership of the Common Stock shall be less than five percent of the outstanding Common Stock. Any such exchange shall be effected promptly by ICN upon the receipt of written notice by Seller exercising such right to exchange shares of Common Stock. In the event that such exchange is not effected prior to the end of the Deferral Period, the Deferral Period shall be automatically extended until such time as such exchange shall have been effected.

          For the purposes of this Section 3.3, in the event Seller shall have transferred any shares of Common Stock to any of its Affiliates, "Seller" shall mean Seller and the Affiliates of Seller to which any shares of Common Stock shall have been transferred.

3.4. Termination of Certain Provisions. Notwithstanding any provision of this Agreement to the contrary, the rights and obligations of Seller and ICN with respect to shares of Common Stock and Preferred Stock set forth in Section 3.2.4 and 3.2.5 shall terminate, with respect to any shares of Common Stock and Preferred Stock, upon the sale of such shares by Seller to a third party.

3.5 Payment for Inventory: In addition to the Purchase Price according to Article 3.1 above, Buyer shall pay to Seller or an Affiliate of Seller in Swiss Francs for the Inventory, based on the quantity document delivered by Seller at Closing, price per unit as set forth in Schedule 3.3. Buyer shall effect such payment so that Seller shall receive it on its designated bank account within 120 (one hundred twenty) days from the Closing.

3.6 Purchase Price Adjustment: In the event the annual run rate of Roche Net Sales of the Products in the Territory at the Effective Date is less than USD 52,000,000, whether due to currency fluctuation or otherwise, the Purchase Price shall be adjusted downward to an amount equal to 1.7 times such shortfall. In the event a regulatory authority refuses, through no fault of Buyer, to assign a Registration (i.e. a Registration needed by Buyer to sell the Products in the market as currently done by Seller and its Affiliates; not a registration of a change of manufacturer, process, analysis, specification or manufacturing site etc.) to Buyer within 2
          (two) years from the Closing Date, the Purchase Price shall be adjusted downward by an amount equal to 1.7 times the sales associated with such Registration during the 12 (twelve) month period ending on 31 May 1997. Such purchase price adjustment shall be paid by Seller to Buyer by returning an appropriate amount of shares of Preferred Stock (or if Seller does not hold such Preferred Stock any more, of Common Stock), valued at the Guaranteed Price as of the Guaranty Date next preceding such adjustment plus pro rata 6% p.a.

4         REPRESENTATIONS AND WARRANTIES OF SELLER

4.1 Organization: Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of Organization, with full corporate power and authority to consummate the transactions contemplated hereby.

4.2 Authority: The execution and delivery of this Agreement by Seller and the consummation and performance of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate and other proceedings, and this Agreement has been duly authorized, executed, and delivered by Seller and, assuming the enforceability against Buyer, constitutes the legal, valid and binding obligation of Seller, enforceable in accordance with its terms.

4.3 Title to Assets: Except as set forth in Schedule 4.3 Seller or an Affiliate of Seller has good and marketable title to all the Assets and will convey good and marketable title at Closing, free and clear of any and all liens, encumbrances, charges, claims, restrictions, pledges, security interests, or impositions of any kind (including those of secured parties). Seller is the beneficial owner of all the Assets. None of the Assets is leased, rented, licensed, or otherwise not owned by Seller.

4.4 No Violation or Conflict: The execution and delivery of this Agreement by Seller and the performance of this Agreement (and the transactions contemplated herein) by Seller (a) do not and will not conflict with, violate or constitute or result in a default under any law, judgment, order, decree, the articles of incorporation or bylaws of Seller or any contract or agreement to which Seller is a party or by which Seller is bound or (b) will not result in the creation or imposition of any lien, charge, mortgage, claim, pledge, security interest, restriction or encumbrance of any kind on, or liability with respect to, the Assets except as otherwise provided herein or otherwise disclosed on the Disclosure Schedule.

4.5 Patents: Seller does not own any Patents with respect to the Active Ingredients or the Products or the manufacturing of Active Ingredients or the Products in the Territory.

4.6 Registrations: To the best knowledge of Seller, after due inquiry, the registrations covering the sales reflected in the Roche Sales Statements, together with the registrations listed on Schedule 2.2, constitute all Registrations held by Seller or its Affiliates in the Territory. In the event additional registrations are discovered at any time, they will be transferred forthwith to Buyer at Seller's expense. Except as set forth on Schedule 4.6 of the Disclosure Schedule, the Registrations (a) are in the name of Seller or an Affiliate of Seller, (b) constitute all licenses, permits, approvals, qualifications, and governmental specifications, authorizations or requirements which Seller or its Affiliates have in connection with the marketing and sale of the Products in the Territory, and (c) to the best knowledge of Seller after due inquiry made, constitute all such licenses, permits, approvals, qualifications, and governmental specifications, authorizations, and requirements necessary for the marketing and sale of the Products in the Territory as currently conducted by Seller and its Affiliates. All Registrations are in full force and effect. Seller has complied with all its obligations under these Registrations and all applicable laws and regulations. To Sellers knowledge, no Registration is likely to be suspended, cancelled or revoked or is likely not to qualify for assignment to Buyer provided Buyer makes best efforts to obtain the authorities' consent to such an assignment. It is, however, understood that Seller does not warrant the possibility of continuation of any Registration in the name of Buyer in the event Buyer decides to have Products manufactured by an entity other than the company which is actually manufacturing that Product as of the Closing Date, and, finally, Seller does not warrant any continuation of price reimbursement for the Products by social security institutions following the transfer of the Registrations to Buyer. Roche shall bear 50% of a total amount of USD one million of registration fees due by Buyer, any exceeding fees being borne entirely by Buyer.

4.7 Inventory: As of the Closing, each Product in the Inventory shall meet the specifications therefor as set forth in the manufacturing documentation and Registrations for such Product with the competent authority in the country concerned of the Territory. The Inventory will be in good condition, properly stored and in compliance with applicable laws, usable and saleable in the ordinary course of business. The Inventory shall in each case be sufficient to maintain a running business for 90 days. Seller represents and warrants that since December 1, 1996 it has not made or instituted any unusual or novel method of sale in the conduct of the Business inconsistent with past practices.

4.8 Taxes: As of the date hereof, there are no liens for taxes upon the Assets except for liens for current taxes not yet due and payable.

4.9 Absence of Certain Changes: As of the date hereof and as of the Closing Date and except as otherwise disclosed on the Disclosure Schedule, there has not been any material adverse change in the Assets and Seller is not aware of any facts, circumstances, or proposed or contemplated events that would have a Material Adverse Effect after Closing.

4.10 Violations of Law: Except as set forth in Schedule 4.10, to the best of Seller's knowledge after due inquiry made, the operation of the Assets by Seller (i) does not violate or conflict with any law, governmental specification, authorization, or requirement, or any decree, judgment, order, or similar restriction in any material respect, or
          (ii) has not been the subject of an investigation or inquiry by any governmental agency or authority regarding violations or alleged violations, or found by any such agency or authority to be in violation, of any law, other than investigations, inquiries or findings that have not had, or are reasonably likely not to have, a Material Adverse Effect.

4.11      Financial Information:

4.11.1 Roche Sales Statements. The Roche Sales Statements are accurate and complete in all material respects, reflect only actual bona fide transactions, are consistent with the accounting records of the Roche legal entities, and were prepared in accordance with International Accounting Standards ("IAS") consistently applied.

4.11.2 Liabilities. Seller and its Affiliates have no liabilities, contingent, absolute, accrued or otherwise, relating to the Assets.

4.12      No Government Restrictions: Except as set forth on Schedule
          4.12 of the Disclosure Schedule or for consents the failure of which to obtain would not have a Material Adverse Effect, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental agency is required to be obtained or made by or with respect to Seller in connection with the execution and delivery of this Agreement by Seller or the consummation by it of the transactions contemplated hereby to be consummated by it except with respect to the filing of a pre-merger notification report under the HSR Act.

4.13 Litigation: Except as set forth on Schedule 4.13 of the Disclosure Schedule or for adverse drug reports annexed to Schedule (4.13), the Assets are not the subject of (i) any outstanding judgment, order, writ, injunction or decree of any arbitrator or administrative or governmental authority or agency, limiting, restricting or affecting the Assets in a way that would have a Material Adverse Effect, (ii) any pending or, to the best of Seller's knowledge, after due inquiry made, threatened claim, suit, proceeding, charge, inquiry, investigation or action of any kind, and (iii) any court suits filed with respect to the Assets since 1 January 1990. To the best knowledge of Seller, there are no claims, actions, suits, proceedings or investigations pending or threatened by or against Seller with respect to the transactions contemplated hereby, at law or in equity or before or by any supranational, federal, state, municipal or other governmental department, commission, board, agency, instrumentality or authority.

4.14      Agreements; Required Consents for Assignment or Termination:
          To the best of Seller's knowledge, Schedule 2.7 sets forth all of the Assumed Agreements. Seller and its Affiliates and, to the best knowledge of Seller, each other party to each Assumed Agreement has performed in all material respects each term, covenant and condition of each Assumed Agreement which is to be performed by them at or before the date hereof. Each of the Assumed Agreements is in full force and effect and constitutes the legal and binding obligation of Seller or its Affiliate and, to the best knowledge of Seller, the other parties thereto. Subject to Art. 6.2 the Assumed Agreements, to the extent related to the Products, are assignable to and assumable by Buyer.

4.15 Manufacturing Technology and Know-How: The Manufacturing Technology and Know-How will be sufficient to enable Buyer to manufacture the Products to the same standard as Seller currently enjoys. The Product formulations fully conform with the pertaining Registrations approved by the competent government authorities in the Territory.

4.16 Trademarks: Seller or an affiliate of Seller owns the Trademarks set forth in Schedule 2.1 which are formally registered or applied. All Trademark registrations set forth in Schedule 2.1 have been duly issued and have not been cancelled, abandoned or otherwise terminated to the best knowledge of Seller. All Trademark applications set forth in
          Schedule 2.1 have been duly filed and maintained to the best knowledge of Seller. Seller shall not be obliged to maintain any Trademark after the Closing.

          Seller will pay any fees for such renewals of any of the Trademarks as were initiated by it prior to the Closing. All other renewal and maintenance fees as well as the costs and expenses of defending the Trademarks against infringements by third parties occurring after the Closing Date shall be paid by Buyer.

          Seller will arrange for the files relating to the Trademarks to be handed over to Buyer without delay after the Closing.

          Until 31 December 1997 Seller will promptly notify Buyer of any infringement or threatened infringement of any of the Trademarks coming to its attention and will, if the registration of the Trademarks is still in its name, at the expense of Buyer take such action against the infringer as Buyer may reasonably request to restrain such infringement, or alternatively authorize Buyer or its nominee to take such action in its own name. In the latter event, Seller or its Affiliate will at Buyer's expense provide reasonable assistance to Buyer.

          With respect to the trademarks listed in Schedule 2.1 (a) Buyer is aware that such a trademark cannot be assigned to Buyer unless the third party gives its consent to the assignment as may be required by the third party or unless it is clarified that Buyer is entitled to enter in the agreement with the third party or unless the agreement with the third party is terminated. After Closing Seller and Buyer will enter into negotiation with the third parties in good faith.

          With respect to the trademarks listed in Schedule 2.1(b) Buyer is aware that such a trademark cannot be assigned to Buyer as long as the third party is entitled to insist on the use of the trademark in combination with the trademark ROCHE. After Closing Seller and Buyer will enter into negotiations with the third parties in good faith to obtain their permission to the use of the trademark without the trademark ROCHE or to obtain their permission to use trademark in combination with a trademark owned by Buyer.

          With respect to the trademarks listed in Schedule 2.1(c) Buyer is aware that such an associated trademark can only be assigned under the conditions that the trademark is not associated with the hexagon or with a trademark used by Roche for other products which are not subject matter of this Agreement and the association can be dissolved. After Closing Seller will use all reasonable effort to obtain the consent of the competent Trademark Authorities that the according trademark can be assigned separately to Buyer.

          Seller grants to Buyer the non-exclusive right, subject to the Assumed Agreements according to Art. 2.7 and 6.2 hereof, to use the Trademarks listed in Schedule 2.1(a) and 2.1(c) until the aforesaid obstacles have been removed. Seller will not grant to any further third party the right to use the trademarks listed in Schedule 2.1 a), 2.1 b) and 2.1 c).

          When the aforesaid obstacles have been removed Seller is obliged to assign the according Trademark listed in Schedule
          2.1 a), 2.1 b) and 2.1 c) to Buyer without any culpable delay according to Art. 8.3.

4.17 No Infringement of Third Party Rights: Except as set forth herein or in the Disclosure Schedule, the use of the Assets by Seller in the Territory does not infringe any third party rights.

5         REPRESENTATIONS AND WARRANTIES OF BUYER AND ICN

5.1 Organization: Buyer and ICN each is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of Organization, with full corporate power and authority to consummate the transactions contemplated hereby.

5.2 Authority: The execution and delivery of this Agreement and all other Agreements to be executed in connection with this Agreement by Buyer and ICN, and the consummation and performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate and other proceedings, and this Agreement and all other Agreements to be executed in connection with this Agreement has been duly authorized, executed, and delivered by Buyer and ICN and, assuming the enforceability against Seller, constitutes the legal, valid and binding obligation of Buyer and ICN respectively, enforceable in accordance with its terms.

5.3 No Violation or Conflict: The execution and delivery of this Agreement and all other Agreements to be executed in connection with this Agreement by Buyer and ICN and the performance of this Agreement and all other Agreements to be executed in connection with this Agreement (and the transactions contemplated herein and thereby) by Buyer and ICN do not and will not conflict with, violate or constitute or result in a default under any law, judgment, order, decree, the articles of incorporation or bylaws of Buyer or ICN, or any contract or agreement to which Buyer or ICN is a party or by which Buyer or ICN is bound.

5.4       No Government Restrictions: Except as set forth on Schedule
          5.4 and for consents the failure of which to obtain would not have a material adverse effect no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental agency is required to be obtained or made by or with respect to Buyer or ICN in connection with the execution and delivery of this Agreement and all other Agreements to be executed in connection with this Agreement by Buyer or ICN or the consummation by either Buyer or ICN of the transactions contemplated hereby to be consummated by either Buyer or ICN except with respect to the filing of a pre-merger notification report under the HSR Act.

5.5 Litigation: There are no claims, actions, suits, proceedings or investigations pending or, to the best of Buyer's or ICN's knowledge, threatened by or against Buyer or ICN with respect to the transactions contemplated hereby, at law or in equity or before or by any supranational, federal, state, municipal or other governmental department, commission, board, agency, instrumentality or authority.

5.6 Capitalization: The authorized capital stock of ICN consists of 100,000,000 authorized shares of Common Stock, $.01 par value, and 10,000,000 authorized shares of Preferred Stock, $.01 par value. As of May 2, 1997 there were outstanding 34,495,039 shares of Common Stock, as of June 6, 1997, 41,190 shares of Series B Convertible Preferred Stock, and as of December 31, 1996 employee stock options to purchase an aggregate of 5,810,000 shares of ICN Common Stock (of which options to purchase an aggregate of 3,773,000 shares of ICN Common Stock were exercisable). As of June 10, 1997 a total of 519,057 shares of Common Stock were issuable upon conversion of ICN's 8.5% Convertible Subordinated Notes due 1999, a total of 2,127,857 shares of Common Stock were issuable upon conversion of ICN's Series B Convertible Preferred Stock, and a total of 1,484,503 shares of Common Stock were issuable upon the conversion of certain other convertible debt securities of ICN. All outstanding shares of capital stock of ICN have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth in this Section and this Agreement and except for changes since December 31, 1996 resulting from the exercise of employee stock options outstanding on such date, there are outstanding (a) no shares of capital stock or other voting securities of ICN, (b) no securities of ICN convertible into or exchangeable for shares of capital stock or voting securities of ICN, and no options or other rights to acquire from ICN, and (c) no obligation of ICN to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of ICN (the items in clauses (a), (b) and (c) being referred to collectively as "Company Securities"). Except for that certain Agreement dated December 23, 1996 by and among ICN and those persons named as Purchasers therein, filed as Exhibit 4 (c)(i) to ICN's form 8-K dated December 24, 1996, filed with the SEC, there are no outstanding obligations of ICN or any of its subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.

5.7 Shares to be Issued to Seller. Upon the consummation of the transactions contemplated hereby, all shares of capital stock of ICN to be issued to Seller will have been validly issued, fully paid and non-assessable and will be free and clear of any lien, charge or other encumbrance or claim and the issuance thereof will not be subject to any preemptive or similar rights. Upon the consummation of the transactions contemplated hereby, the shares of Common Stock issuable upon conversion of the shares of Series C Convertible Preferred Stock to be issued to Seller will have been duly authorized and reserved for issuance upon the conversion of the Series C Convertible Preferred Stock, and when issued upon such conversion, will be validly issued, fully paid and non-assessable, and the issuance of such shares is not subject to any preemptive or similar rights.

5.8       SEC Filings.

          (a) ICN has made available to Seller the annual reports on Form 10-K for its fiscal years ended December 31, 1996 and 1995, its quarterly reports on Form 10-Q for its fiscal quarter ended March 31, 1997 its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of ICN held since December 31,1995, and all of its other reports, statements, schedules and registration statements filed with the Securities and Exchange Commission (the "SEC") since December 31, 1996.

          (b) As of its filing date, each such report or statement filed pursuant to the Securities Exchange Act of 1934, as amended, did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          (c) Each such registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act of 1933, as amended, as of the date such statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

5.9. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of ICN included in its annual reports on Form 10-K and the quarterly reports on Form 10-Q referred to in
          Section 5.8 fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of ICN and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). For purposes of this Agreement, "Balance Sheet" means the consolidated balance sheet of ICN as of December 31, 1996 set forth in ICN 10-K and "Balance-Sheet Date" means December 31, 1996.

5.10. Absence of Certain Changes. Since the Balance Sheet Date, ICN and its subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been any event, occurrence or development of a state of circumstances or facts which has had or reasonably could be expected to have a material adverse effect on ICN.

5.11 No Undisclosed Material Liabilities. There are no liabilities of ICN or any of its subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than: (i) liabilities disclosed or provided for in the Balance Sheet; (ii) liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, which in the aggregate are not material to ICN and its subsidiaries, taken as a whole; and (iii) liabilities under this Agreement.

6         SELLER'S COVENANTS

6.1 Maintenance of Assets: Seller agrees that from the date hereof until the Closing Date that, except as specifically disclosed in Schedule 6.1 or unless otherwise consented to by Buyer in writing, Seller shall

6.1.1 except as disclosed on the Disclosure Schedule maintain the Assets in good status and condition and not sell or dispose of any of the Assets except in the ordinary course of business;

6.1.2 continue the Business in the ordinary course of business and not make or institute any unusual or novel methods of purchase, sale, management, operation, or other business practice in the conduct of the Business inconsistent with past practices;

6.1.3 not enter into any material contract or commitment, engage in any transaction, extend credit or incur any obligation with respect to the Assets/Business, in each case not in the usual and ordinary course of business and consistent with normal business practices;

6.1.4 use best efforts to maintain Roche Net Sales of the Products in the Territory at the Closing at a run rate of at least US$ 53 million annually it being understood that Seller is not liable for the effects of exchange rate fluctuations and the effects of currency translations, subject to the limitations in Article 3.6 above; and

6.1.5 promptly inform Buyer of any change in the Assets that could have a Material Adverse Effect.

6.2 Consents: Seller shall use all reasonable best efforts to obtain the consents of the third parties to the assignment to Buyer of the Assumed Agreements, to the extent they relate to the Products, at the same terms as currently contained in the Assumed Agreements; provided, however, Seller shall not be required to make any payment of any kind whatsoever to Buyer or any third party, or waive any rights or assume any obligations other than those obligations set forth in the Assumed Agreements, in connection with obtaining any such required consents. If Seller is unable to obtain a required consent within a reasonable period of time, Seller may, but is not obliged to terminate the pertaining Assumed Agreement (for the Products or as a whole). For as long as Seller has neither assigned an Assumed Agreement nor terminated it with respect to the Products, Seller shall continue to honor the terms of the relevant Assumed Agreement, for the Products for the account and benefit of Buyer, and Buyer shall indemnify Seller for all liability relating to the Products (and only the Products) under such Assumed Agreement other than any liability arising from Seller's negligence or failure to perform. Buyer shall give Seller all licenses and marketing authorizations necessary or required to continue to fulfill its obligations under these Assumed Agreements until such Assumed Agreements expire, terminate or are assigned to Buyer with respect to the Products.

6.3 Disclosure Supplements: From time to time prior to the Closing Date, Seller will promptly inform Buyer, in writing, with respect to any matter that may arise hereafter and that, if existing or occurring prior to the Closing Date, would have been required to be set forth or described herein or in the Disclosure Schedule.

6.4 Access: From and after the date hereof and up to Closing (except as otherwise provided herein), Buyer and its authorized agents, officers, and representatives shall have access to the Assets during normal business hours upon reasonable prior notice and at a time and manner mutually agreed upon between Buyer and Seller in order to conduct such examination and investigation of the Assets as is reasonably necessary, provided that such examinations shall not unreasonably interfere with Setter's operations and activities.

6.5 Non-Compete: Seller covenants and agrees that for a period of five years following the Closing Date, neither Seller nor any of its Affiliates will directly or indirectly engage in the Territory in the manufacture, marketing and distribution of products having both the same chemical substance and being promoted for the same indication as the Products (hereinafter "Competing Products"). Should, during the aforesaid five year period, either Seller or an Affiliate of Seller as a consequence of an acquisition of a company or a business acquire any Competing Products, Buyer shall have the right of first refusal to acquire such Competing Products from Seller or its Affiliate at conditions to be negotiated in good faith. Should Buyer not exercise its right of first refusal or should subsequently held negotiations between Seller and Buyer fail, Seller shall make good faith-efforts to divest the Competing Products to a third party.

6.6 Further Assurances: Seller shall use all reasonable efforts to implement the provisions of this Agreement, and for such purpose Seller, at the request of Buyer, at or after Closing, will, without further consideration, execute and deliver, or cause to be executed and delivered, to Buyer such deeds, assignments, bills of sale, consents and other instruments in addition to those required by this Agreement, in form and substance satisfactory to Buyer, as Buyer may reasonably deem necessary or desirable to implement any provision of this Agreement.

7         BUYER'S COVENANTS

7.1 Consents: Buyer shall use all reasonable best efforts to cooperate with Seller in obtaining the consents of the third parties to the assignment to Buyer of the Assumed Agreements, to the extent they relate to the Products, at the same terms as currently contained in the Assumed Agreements; provided, however, Buyer shall not be required to make any payment of any kind whatsoever to Seller or any third party, or waive any rights or assume any obligations other than those obligations set forth in the Assumed Agreements, in connection with obtaining any such required consents.

7.2 Transfer of Products: Following Closing, Buyer shall use all reasonable efforts and, except as otherwise set forth herein, at its own expense, obtain as expeditiously as possible such governmental approvals and registrations from the competent regulatory authorities in the Territory, as may be necessary with respect to the manufacture and sale of the Products by Buyer or its designee (other than Seller or an Affiliate of Seller). Notwithstanding the foregoing, Seller shall at its expense assist with such transfers by making available to Buyer 1,000 man-hours of time with DRAC company (Dr. Peter).

7.3 Labeling: Following Closing, Buyer shall at its own expense and as expeditiously as possible use all reasonable efforts to obtain such approvals of competent government authorities in the Territory as may be necessary to change Buyer's labeling for each Product in such a way that any reference to Seller or its Affiliates are removed as well as implement such change of labeling. Buyer may use the current Labeling on the Inventory existing at Closing approved by Seller prior to such use until such inventory is exhausted, subject to applicable laws and regulations in the Territory. Buyer may, however, use the Roche labeling only in connection with clearly identifying Buyer as the responsible person for commercializing the Products in a way which is customary in the industry and is to be approved in advance by Seller.

7.4 References to Seller: Other than as set forth in Article 7.3 hereinabove, any reference to Seller or its Affiliates or any use of the trademarks, tradenames, or logos of Seller or its Affiliates by Buyer in connection with the Products after Closing must be approved by Seller prior to such use. It is understood that the Trademarks do not fall under this provision.

7.5 Further Assurances: Buyer shall use all reasonable efforts to implement the provisions of this Agreement, and for such purpose Buyer, at the request of Seller, at or after Closing, will, without further consideration, execute and deliver, or cause to be executed and delivered, to Seller such consents and other instruments in addition to those required by this Agreement, in form and substance satisfactory to Seller, as Seller may reasonably deem necessary or desirable to implement any provision of this Agreement.

8         COVENANTS BY BUYER AND SELLER


8.1 Technology Transfer: Buyer and Seller shall work together to commence transfer of the Know-How to Buyer promptly after Closing. Seller shall use all reasonable efforts to assist Buyer in assuming manufacture of the Products, provided, however, that Seller cannot ensure Buyer's ability to successfully manufacture the Products. Seller shall have no obligation to provide manufacturing support for any Product and Seller shall not be responsible for any delay and other consequences, if Buyer elects to use a process that is materially different from a Roche Process. If Buyer elects to transfer a Roche Process, Seller shall provide reasonable access to Seller's manufacturing facilities and for a period of up to two years up to 50 (fifty) total man-days of technical support free-of-charge . Thereafter, Buyer shall reimburse Seller for providing such technical assistance at Seller's then-standard hourly charge for rendering technical assistance, which as of the date of this Agreement is US$
          150.00 (one hundred fifty United States Dollars) per hour, plus all reasonable out-of-pocket expenses incurred by Seller in rendering such assistance. Seller's obligation to provide hands-on manufacturing support for a transferred Product shall cease following successful manufacture of the registration batch for such Product.

8.2 Stability Studies: As soon as possible following execution of this Agreement, Buyer shall qualify appropriate testing sites for future stability studies. Seller shall continue through completion all on-going stability studies for the Products and provide Buyer with copies of the resulting data as available.

8.3 Assignment of Trademarks: By or before Closing, Buyer and Seller shall prepare in good faith an assignment pursuant to which Seller agrees the Trademarks shall be assigned to Buyer. Schedule 2.1 contains trademark registrations and applications which, as indicated by Seller, are not supported by use and therefore may unavoidably expire due to non-use prior to Closing. Following Closing, Buyer shall prepare and Seller shall execute such documents as Buyer may reasonably request in order to assign and record the assignment of the Trademarks. Buyer shall use all reasonable efforts to record, as expeditiously as possible, the transfer of the Trademarks in the major markets with the competent authorities in the Territory, provided that Buyer shall not have an obligation to transfer Trademarks in minor markets which Buyer may not want to use. Buyer will inform Seller within a reasonable period of time about the Trademarks Buyer does not wish to transfer. The responsibility and expense of preparing and filing such documents and any actions required ancillary thereto, shall be borne solely by Buyer. Notwithstanding anything contained elsewhere herein, Buyer shall hold Seller and its Affiliates harmless from and against any loss or damage, including but not limited to fees, penalties, fines or third party claims, due to Buyer's failure to record any assignment of any such Trademarks pursuant to this Article, except if such loss or damage is due to the conduct of Seller. The aforesaid is applicable accordingly in case that an assignment has to be made regarding a trademark which is listed in Schedule 2.1(a), 2.1(b) and 2.1(c).

8.4 Assignment of Registrations: As soon as practicable and in any event within 45 (forty five) days from Closing Seller shall deliver to Buyer current box, label and package inserts for each pack of Products as registered in the Territory. At or following Closing, Buyer shall prepare and Seller shall execute such documents as Buyer may reasonably request in order to record the assignment of the Registrations. Buyer shall pay any user fees associated with any Product that accrues after Closing but prior to transfer of such Registration. Notwithstanding anything contained elsewhere herein, Buyer shall hold Seller and its Affiliates harmless from and against any loss or damage, including but not limited to fees, penalties, fines or third party claims, due to Buyer's failure to record any assignment of any such Registrations pursuant to this Article, except if such loss or damage is due to the conduct of Seller.

8.5 Access to Information: Buyer and Seller will, upon reasonable prior notice, make available to the other, to the extent reasonably required for the purpose of assisting Seller or Buyer in obtaining governmental approvals and preparation of tax returns relating to the Assets, and prosecuting or defending or preparing for the prosecution or defense of any action, suit, claim, complaint, proceeding or investigation at any time brought by or pending against Seller or Buyer relating to the Assets or the Supply Agreement, other than in the case of litigation between the parties hereto, such information or records (or copies thereof) in their possession after Closing, it being understood that attorney-client privileged information shall be excepted. In the event Buyer or ICN are required under accounting Regulation S-X of the U.S. Securities and Exchange Commission to file audited financial statements of the business acquired hereunder, Buyer and Seller shall cooperate to produce any required documents and Seller shall use all reasonable efforts to provide Buyer in a timely manner with all information available to Seller and necessary for Buyer to prepare such financial statements, it being understood that Buyer shall be responsible and pay for preparing and auditing such financial statements. Notwithstanding any provision of this Agreement it is understood that neither party shall be required to have any information audited or to reconcile such information with the accounting standards used by the receiving party or required by any government authority.

8.6 Press Releases: Neither the Seller nor the Buyer, nor any Affiliate thereof, will issue or cause publication of any press release or other announcement or public communication with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other party, which consent will not be unreasonably withheld or delayed. Unless otherwise required by applicable law, the Purchase Price shall not be disclosed.

8.7 Customer Information: Buyer and Seller shall agree on the text of a joint announcement informing the customers in the Territory of the transfer of the Products to Buyer or its relevant Affiliate. Should it be appropriate for any party to make an announcement on its own, it will have to be approved by the other party, which approval will not be unreasonably withheld or delayed.

8.8 Government Filings: Each of the parties will use its respective reasonable good faith efforts to obtain, and to cooperate with the other in obtaining, all authorizations, consents, orders and approvals of any governmental agencies, that may be or become necessary in connection with the consummation of the transactions contemplated by this Agreement prior to or after Closing, and to take all reasonable actions to avoid the entry of any order or decree by any governmental agency prohibiting the consummation of the transactions contemplated hereby, provided, however, that Seller and its Affiliates shall not be required to agree to any consent decree or order in connection with the objections of the FTC or DOJ to the transactions contemplated by the Agreement.

8.9 Supply Arrangements: Buyer and Seller, or their Affiliates, at Closing shall enter into the Supply Agreement negotiated in good faith between the date hereof and the Closing based on the term sheet attached as Exhibit A hereto, under which Seller or its Affiliate shall supply finished Products to Buyer or its Affiliate for up to 2 years (plus, if necessary thereafter because Buyer has despite best efforts not been able to re-register certain Products, up to 1 year additional inventory) at fixed prices as shown in the relevant price list annexed to Exhibit A.

8.10 Distribution Arrangements: Buyer and Seller, or their Affiliates, at Closing shall enter into the Distribution Agreement negotiated in good faith between the date hereof and the Closing based on the term sheet attached as Exhibit B hereto, under which Seller or its Affiliates shall distribute for Buyer or its Affiliates the Products for a period of up to 2 years after Closing in geographical areas in which such Products are currently sold, but in which Buyer and its Affiliates do not currently conduct sales activities.

8.11 Returns: Until the Closing Date, Seller shall be responsible for all returns. From and after the Closing Date, Seller shall be responsible for all returns arising from sales before Closing and Buyer shall be responsible for all returns arising from sales after Closing. The situation whereby returns after Closing increase materially beyond the level of the previous business year, shall be governed by particular provisions in the Distribution Agreement, the principle thereof being to split the responsibility of such returns in a fair way between the parties.

8.12 Adverse Events Reports: Seller shall, for as long as Seller or an Affiliate of Seller markets products identical with the Products outside the Territory, provide Buyer with a copy of all serious (as defined by the International Conference on Harmonization) adverse events concerning the Products which come to the attention of Seller. Buyer shall, for as long as Buyer or an Affiliate of Buyer markets the Products, provide Seller with a copy of all serious (as defined by the International Conference on Harmonization) adverse events concerning the Products which come to the attention of Buyer. The copies shall be supplied as CIOMS I forms within 2 days of being processed by either Seller or Buyer, as the case may be.

9         CONDITIONS PRECEDENT TO CLOSING

9.1 Conditions to Obligations of Buyer: The obligation of Buyer to complete the transactions contemplated hereby is subject to the satisfaction on or prior to the Closing Date of the following conditions (all or any of which may be waived in whole or in part by Buyer):

9.1.1 Representations and Warranties: The representations and warranties made by Seller in this Agreement shall have been true and correct in all respects as of the Closing Date with the same force and effect as though said representations and warranties had been made on the Closing Date (except for representations and warranties made as of a specified date, which will be true and correct in all respects as of the specified date).

9.1.2 Performance: Seller shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be so performed or complied with by it prior to or at Closing.

9.1.3 HSR Act Approvals: All required waiting periods under the HSR Act shall have expired or been terminated or approval has been received from the FTC or DOJ.

9.1.4 Government Approvals: All approvals of the competent authorities in the Territory required for the consummation of the transactions contemplated by this Agreement, if any, have been obtained and all waiting periods under applicable laws, if any, shall have expired or been terminated.

9.1.5 Litigation: No investigation, suit, action, or other proceeding shall be threatened or pending before any court or governmental agency that seeks the restraint, prohibition, damages, or other relief in connection with this Agreement or the consummation of the transactions contemplated by this Agreement unless such action would not have a Material Adverse Effect,

9.1.6 No Adverse Change: During the period from the date of this Agreement to the Closing Date there shall not have occurred or been discovered, and there shall not exist on the Closing Date except for that which has been otherwise disclosed elsewhere in this Agreement or in the Disclosure Schedule, any condition or fact that would have a Material Adverse Effect.

9.1.7 SEC Accounting Requirements: Seller shall provide Buyer prior to Closing with information sufficient to allow Buyer to prepare any financial statements concerning the business to be acquired by Buyer, required under accounting
          Regulation S-X of the U.S. Securities and Exchange
          Commission, to be filed by Buyer.

9.2 Conditions to Obligations of Seller: The obligation of Seller to complete the transactions contemplated hereby is subject to the satisfaction on or prior to the Closing Date of the following conditions (all or any of which may be waived in whole or in part by Seller):

9.2.1 Representations and Warranties: The representations and warranties made by Buyer in this Agreement shall have been true and correct in all respects as of the Closing Date with the same force and effect as though said representations and warranties had been made on the Closing Date (except for representations and warranties made as of a specified date, which will be true and correct in all respects as of the specified date).

9.2.2 Performance: Buyer shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be so performed or complied with by it prior to or at Closing.

9.2.3 HSR Act Approvals: All required waiting periods under the HSR Act shall have expired or been terminated or approval has been received from the FTC or DOJ.

9.2.4 Government Approvals: All approvals of the competent authorities in the Territory required for the consummation of the transactions contemplated by this Agreement, if any, have been obtained and all waiting periods under applicable laws, if any, shall have expired or been terminated.

9.2.5 Litigation: No investigation, suit, action, or other proceeding shall be threatened or pending before any court or governmental agency that seeks the restraint, prohibition, damages, or other relief in connection with this Agreement or the consummation of the transactions contemplated by this Agreement unless such action would not have a Material Adverse Effect.

9.2.6 No Adverse Change: During the period from the date of this Agreement to the Closing Date there shall not have occurred or been discovered, and there shall not exist on the Closing Date except for that which has been otherwise disclosed elsewhere in this Agreement any condition or fact that would have a material adverse effect.

9.2.7 Certificate of Designation: The Certificate of Designation for the Series C Convertible Preferred Stock shall have been accepted for filing by the Secretary of State of the State of Delaware.

9.2.8 Purchase of Humacao Plant: The closing of the purchase by Buyer from Syntex (U.S.A) Inc. of the latter's plant located at Mariana Ward, Road 909 Km 1.1, Humacao, Puerto Rico, shall have occurred prior to or occur simultaneously with the Closing hereunder.

10        THE CLOSING

10.1 The Closing: Subject to the satisfaction of all of the conditions to each party's obligations set forth in Article 9 hereof (or, with respect to any condition not satisfied, the waiver in writing thereof by the party or parties for whose benefit the condition exists), the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at 10.00 a.m. (local time) on August 1, 1997 or, if any approval from any competent authority in the Territory required for the consummation of the present transaction has not been obtained or any waiting period to be observed has not expired or terminated by August 1, 1997, the Closing shall take place at a date after the receipt of all required government approvals and after the expiry or termination of all waiting periods agreed between the parties in good faith (the "Closing Date"). The transfer of the Assets shall be deemed to have occurred as of 00.01 a.m. of the Closing Date.

10.2      Deliveries by Seller. At Closing, Seller shall deliver to
          Buyer:

10.2.1 The general form of assignment of the Trademarks as set forth in Article 8.3;

10.2.2    a general form of assignment of the Registrations;

10.2.3 subject to the Distribution Agreement(s) the Inventory and the statement of the quantity of the Inventory as set forth in Article 2.4;

10.2.4    subject to contrary provisions in the Distribution
          Agreement(s) the Marketing and Promotional Documents as set forth in Article 2.7;

10.2.5 to the extent available and possible/practicable hard copies of the Registration files, Know-How documents, World-wide Safety Reports, all as set forth in Article 2 hereinabove. All such documents, which cannot be delivered to Buyer at Closing, shall be delivered by Seller to Buyer as soon as practicable after Closing.

10.2.6    the Supply Agreement(s);

10.2.7    the Distribution Agreement(s);

10.2.8 except at otherwise provided herein, such agreements, licenses, notices, and authorizations as may be necessary and sufficient to enable Buyer to use or operate under the Registrations (if legally permissible) and Know-How and that Buyer has requested from Seller; and

10.2.9    the Registration Rights Agreement

10.2.10   a receipt for the Purchase Price in accordance with Art. 3.

10.3 Deliveries by Buyer. At Closing, Buyer shall deliver or cause to be delivered to Seller:

10.3.1 The Purchase Price payable in accordance with Article 3 including certificates representing the Shares;

10.3.2    the Supply Agreements;

10.3.3    the Distribution Agreement(s);

10.3.4    the Registration Rights Agreement.

10.4 Effects of Closing: Upon Closing the ownership of the Assets as well as the full responsibility for the use of the Assets and the full responsibility for the conduct of the business comprising the use of the Assets shall pass from Seller to Buyer. Seller shall remain exclusively responsible for the conduct of the Business prior to Closing (including any consequences therefrom which may appear after the Closing). Buyer shall be exclusively responsible for the conduct of the Business from Closing. Buyer acknowledges that as per the Closing the product liability insurance of Seller and its Affiliates will terminate and Buyer shall be responsible for proper insurance of the product liability and other risks relating to the Products.

          At the Closing the License Agreement and the Manufacturing Agreement between Hoffmann-La Roche Inc. ("HLR Inc.") and ICN., both dated July 1, 1988, as well as the related Transfer Agreement between HLR Inc. and ICN dated November 1, 1996 pertaining to the transfer of the manufacturing of MESTINON and PROSTIGMIN shall terminate with respect to MESTINON and PROSTIGMIN effective as per the Effective Date hereof to the extent superseded by this Agreement, in particular the license and the royalty provisions, it being understood that the provisions pertaining to the transfer of the manufacturing from HLR Inc. to ICN shall continue to apply and that HLR Inc. shall continue to supply MESTINON and PROSTIGMIN to ICN until completion of the transfer of manufacturing pursuant to the Transfer Agreement. In the event that a third party toll manufacturer manufactures these Products for Hoffmann-La Roche Inc., the pertaining toll manufacturing agreement(s) shall be assigned to and assumed by Buyer at Closing effective as per the Effective Date on the same terms now existing, provided such terms are commercially reasonable, subject to any necessary consent of the toll manufacturer. If such a consent must be obtained Art. 6.2 and 7.1 hereof shall apply mutatis mutandis.

          Similarly, at the Closing the License Agreement and the Supply Agreement between Hoffmann-La Roche Limited ("Roche Canada") and ICN Canada Limited ("ICN Canada"), both dated July 1, 1988 shall terminate with respect to MESTINON and PROSTIGMIN effective as per the Effective Date hereof to the extent superseded by this Agreement, in particular the license and the royalty provisions, it being understood that Roche Canada or an Affiliate of Roche Canada shall continue to supply MESTINON and PROSTIGMIN for the period provided by this Agreement.

          The Closing shall further have the other effects provided for in this Agreement.

11        TERMINATION

11.1 Termination: This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing Date:

11.1.1    By the mutual written consent of Seller and Buyer;

11.1.2 By either Seller or Buyer if Closing shall not have occurred on or before October 3l, 1997;

11.1.3 By either Seller or Buyer if consummation of the transactions contemplated hereby shall violate any non-appealable final order, decree or judgment of any court or governmental body having competent jurisdiction; or

11.1.4 By either Seller or Buyer if there has been a material violation or breach by the other party of any of the agreements, representations or warranties contained in this Agreement that has not been waived in writing, or if there has been a material failure of satisfaction of a condition to the obligations of the other party that has not been waived in writing, and such violation, breach, or failure has not been cured within sixty (60) days of written notice to the other party.

11.2. Effect of Termination: If this Agreement is terminated pursuant to Article 11.1, all further obligations of Seller and Buyer under this Agreement shall terminate without further liability of Seller or Buyer except (a) for the obligations of Buyer and Seller under Articles 8.6, 14, and 15.2; and (b) that such termination shall not constitute a waiver by any party of any claim it may have for damages caused by reason of a breach by the other party of a representation, warranty, covenant or agreement.

12        INDEMNIFICATION

12.1      Remedy for Breach:

12.1.1 General Principle: After the Closing, the sole and exclusive remedy of Buyer and Seller for any breach or inaccuracy of any representation or warranty or any breach of any covenant under this Agreement by the other party hereto shall be the indemnities contained in this Article 12.

12.1.2 Notice: Any claims that a party may have arising out of the other party's breach of its representations and warranties or breach of a covenant hereunder shall be notified to the other party promptly, but in no event later than 90 (ninety) days after having reasonably sufficient knowledge of the existence of a potential claim, by written notice describing the claim in reasonable detail then known. Failure to give such notice on time shall not affect the other party's indemnification obligations hereunder except to the extent it is prejudiced thereby.

12.1.3 Survival of representations and warranties: The representations, warranties, covenants of Seller and Buyer contained in this Agreement shall survive the Closing Date, but any claim for breach of representations and warranties or of a covenant shall be entitled to indemnification hereunder only if written notice of such claim is given to the other party hereto no later than 18 (eighteen) months following Closing Date except that (i) the representations and warranties contained in Art. 5.6 and 5.7 shall survive indefinitely and (ii) Buyer's right to notify claims with respect to the following matters shall only terminate as follows:

          a) Claims for breach of warranties and representations concerning Litigation (Art. 4.13) insofar as such Litigation relates to product liability matters shall be notified to Seller no later than 5 (five) years following the Closing Date;

          b) Claims for breach of warranties and representations concerning Trademarks (Art. 4.16) shall be notified to Seller no later than 2 (two) years following the Closing Date;

          c) Claims for breach of warranties and representations concerning taxes (Art. 4.8) may be notified to the Seller until the expiration of the applicable statutes of limitations for taxes relevant to such claims.

          It is understood that if and when either party has done the notification for the pertaining matter within the applicable notification time, it may start court proceedings pursuant to Art. 14 at any time within one year of the date such claim was duly notified. Seller and Buyer shall agree to use all reasonable efforts to mitigate any loss or damage for which they may seek indemnification under this Article 12.

12.2      Indemnification by Seller:

12.2.1    Claims: Subject to the limitations set forth in Article
          12.2.2 to the fullest extent permitted under applicable law, Seller shall indemnify Buyer and its Affiliates against and agrees to hold Buyer and its Affiliates harmless from any and all damage, loss, liability, third party claims, and expense (collectively, "Damages") (including, without limitation, reasonable expenses of investigation and attorneys' fees and expenses in connection with any action, suit or proceeding brought against Buyer or its Affiliates) incurred or suffered by Buyer or its Affiliates arising out of (a) any misrepresentation or breach of a warranty or covenant made by Seller herein, (b) the maintenance of the Assets by Seller prior to Closing or (c) the conduct of the Business by Seller or its Affiliates prior to Closing (collectively, "Indemnifiable Claims").

12.2.2 Limitations: Notwithstanding anything to the contrary set forth elsewhere herein, Buyer and its Affiliates shall not be entitled to indemnification hereunder with respect to any Indemnifiable Claim brought under Article 12.2.1 unless the amount of Damages with respect to such Indemnifiable Claim exceeds US$ 30,000. However, Seller shall in no event be required to pay Buyer and its Affiliates more than half of the Purchase Price (Art. 3.1) in respect of aggregate damages asserted pursuant to Article 12.2.1 (a) and (b) except that the aforesaid limitation in respect of aggregate damages shall not apply to any Indemnifiable Claim based on breach of Seller's warranties and representations concerning Litigation in the field of product liability.

12.2.3 Form of Indemnification: Indemnification by Seller to Buyer shall, at Seller's option, be effected in ICN Shares, valued at the Guaranteed Price as of the Guaranty Date next preceding such indemnification plus pro rata 60% p.a., and/or cash. To effect any such payment Seller shall surrender to ICN one or more certificates representing such number of shares of Common Stock and/or, at Seller's option, Preferred Stock as shall represent the aggregate value of the amount of any such indemnification payment and ICN shall promptly thereupon issue to Seller new certificates representing such number of shares of Common Stock and/or Preferred Stock retained by Seller.

12.3 Indemnification by Buyer: Buyer shall indemnify Seller and its Affiliates against and agrees to hold Seller and its Affiliates harmless from any and all Damages (including without limitation, reasonable expenses of investigation and attorneys' fees and expenses in connection with any action, suit or proceeding brought against Seller or its Affiliates) incurred or suffered by Seller or its Affiliates arising out of (a) any misrepresentation or breach of warranty or covenant made by Buyer herein; or (b) the conduct of the Business by Buyer and its Affiliates after Closing (collectively, "Indemnifiable Claims"). Notwithstanding the foregoing, Buyer shall in no event be required to pay Seller and its Affiliates more than half of the Purchase Price (Art. 3.1) in respect of aggregate damages asserted pursuant to Article 12.3 (a) and (b), except that the aforesaid limitation shall not apply to Buyer's obligation to pay the Purchase Price under Art. 3.1 above and the Inventory under Art. 3.5 above and all provisions related to these payments, including but not limited to all obligations of Buyer relating to the shares of Common Stock and Preferred Stock set forth in this Agreement and its Exhibits.

12.4      Notice: A party seeking indemnification pursuant to Article
          12.2 or 12.3 (an "Indemnified Party") shall give prompt notice to the party from whom such indemnification is sought (the "Indemnifying Party") of the assertion of any claim, or the commencement of any action, suit or proceeding, in respect of which indemnity is or may be sought hereunder (whether or not the limits set forth in Article 12.2.2 have been exceeded) and will give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but no failure to give such notice shall relieve the Indemnifying Party of any liability hereunder (except to the extent the Indemnifying Party has suffered actual prejudice thereby).

12.5 Participation in Defense: The Indemnifying Party may, at its expense, participate in or assume the defense of any such action, suit or proceeding involving a third party. In such case the Indemnified Party shall have the right (but not the duty) to participate in the defense thereof, and to employ counsel, at its own expense, separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof. The Indemnifying Party shall be liable for the fees and expenses of one firm as counsel (and appropriate local counsel) employed by the Indemnified Party if the Indemnifying Party has not assumed the defense thereof. Whether or not the Indemnifying Party chooses to defend or prosecute any claim involving a third party, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

12.6 Settlements: The Indemnifying Party shall not be liable under this Article for any settlement effected without its consent of any claim, litigation or proceedings in respect of which indemnity may be sought hereunder, unless the Indemnifying Party refuses to acknowledge liability for indemnification under this Article 12 and/or declines to defend the Indemnified Party in such claim, litigation or proceeding.

13        NOTICES

          Any notice required or permitted to be given hereunder shall be deemed sufficient if sent by facsimile letter or overnight courier, or delivered by hand to Seller or Buyer at the respective addresses and facsimile numbers set forth below or at such other address and facsimile number as either party hereto may designate. If sent by facsimile letter, notice shall be deemed given when the transmission is completed if the sender has a confirmed transmission report and if the sender has sent a confirmation copy by registered mail. If a confirmed transmission report does not exist, then the notice will be deemed given when the notice is actually received by the person to whom it is sent. If delivered by overnight courier, notice shall be deemed given when it has been signed for. If delivered by hand, notice shall be deemed given when received.

          if to Buyer, to:

          ICN Puerto Rico, Inc.
          c/o ICN Pharmaceuticals, Inc.
          3300 Hyland Avenue
          Costa Mesa, California, USA
          Attention:  Bill A. MacDonald
          Fax:  ++1 714 641 7207

          if to ICN, to:

          ICN Pharmaceuticals, Inc.
          3300 Hyland Avenue
          Costa Mesa, California, USA
          Attention:  General Counsel
          Fax:  ++l 714 641 7274

          if to Seller, to:

          F.Hoffmann-La Roche Ltd
          CH-4070-Basel, Switzerland
          Attention:  Head of Corporate
          Finance Business Development (CFD) department
          Fax:  ++41 61 688 4169

          with a copy to:

          F.Hoffmann-La Roche Ltd
          CH-4070 Basel, Switzerland
          Attention:  Corporate Law Department
          Fax:  ++41 61 688 1396

14        ARBITRATION AND GOVERNING LAW

14.1 Except for the right of either party to apply to a court of competent jurisdiction for a temporary restraining order to preserve the status quo or prevent irreparable harm pending the selection and confirmation of a panel of arbitrators, any dispute, controversy, or claims arising under, out of or relating to this Agreement (and subsequent amendments thereof), its valid conclusion, binding effect, interpretation, performance, breach or termination, including tort claims, shall be referred to and finally determined by arbitration, to the exclusion of any courts of law, in accordance with the Rules of Arbitration of the International Chamber of Commerce as in force at the time when initiating the arbitration. The arbitral tribunal shall consist of three arbitrators. The place of arbitration shall be Paris, France. The language to be used in the arbitral proceedings shall be English. The arbitration decision shall be final and binding upon the parties and the parties agree that any award granted pursuant to such decision may be entered forthwith in any court of competent jurisdiction. This arbitration clause and any award rendered pursuant to it shall be governed by the United Nations Convention on the Recognition and Enforcement of Foreign Arbitration Awards signed in New York of 10 June, 1958. The party to whom a favorable ruling is awarded shall be entitled to reimbursement of all its reasonable costs and expenses in arbitration by the other party.

14.2 The present Agreement shall be subject to the substantive law of Switzerland (regardless of its or any other jurisdiction's choice of law principles).

15        ADDITIONAL TERMS

15.1 Brokers: Buyer represents to Seller that it has not employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission from Seller upon consummation of the transactions contemplated hereby. Seller represents to Buyer that it has not employed any such Person in such connection who might be entitled to a fee or any commission from Buyer upon consummation of the transactions contemplated hereby.

15.2 Expenses, Taxes and Fees: Except as otherwise expressly provided in this Agreement, all legal, accounting and other costs and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such expenses. Any possible value added, excise or transfer taxes or HSR filing fees or similar filing fees in other countries levied in connection with the present Agreement shall be paid and borne solely by Buyer and are not included in the Purchase Price according to Art. 3 above.

15.3 Successors and Assigns: This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns; provided that this Agreement may not be assigned by any party without the written consent of the other party except that either party may assign the Agreement to any of its Affiliates provided it guarantees due performance of the Agreement by such Affiliate.

15.4 Amendments: No Waiver: No provision of this Agreement may be amended, revoked or waived except by a writing signed and delivered by an authorized officer of each party. No failure or delay on the part of either party in exercising any right hereunder will operate as a waiver of, or impair, any such right. No single or partial exercise of any such right will preclude any other or further exercise thereof or the exercise of any other right. No waiver of any such right will be deemed a waiver of any other right hereunder.

15.5 Counterparts: This Agreement may be executed in one or more counterparts all of which shall together constitute one and the same instrument and shall become effective when a counterpart has been signed by Buyer and delivered to Seller and a counterpart has been signed by Seller and delivered to Buyer.

IN WITNESS WHEREOF, this Agreement has been signed by duly authorized representatives of each of the parties hereto as of the date first above written.

F.Hoffmann-La Roche Ltd               ICN Puerto Rico, Inc.


By       _____________________        By       _____________________
Name     _____________________        Name     _____________________
Title    _____________________        Title    _____________________

                                      ICN Pharmaceuticals, Inc.


                                      By       _____________________
                                      Name     _____________________
                                      Title    _____________________



GUARANTY

The undersigned hereby irrevocably and unconditionally guarantees the performance by ICN Puerto Rico, Inc. and its Affiliates of all their respective obligations under this Agreement and the ancillary documents entered pursuant thereto.

                                      ICN Pharmaceuticals, Inc.


                                      By       _____________________
                                      Name     _____________________
                                      Title    _____________________


List of Schedules and Exhibits

Schedules

1.   Schedule 1.1          (chemical names of transferred compounds)

2.   Disclosure Schedule   (Section 1.9)

3.   Schedule 1.31         (monthly Roche Net Sales by Product for the 12
                            months ended 5/31/97)

4.   Schedule 2.1          (Trademarks)

     Schedule 2.1(a)       (Other trademark license agreements)

     Schedule 2.1(b)       (Trademarks combined with Roche)

     Schedule 2.1(c)       (Other exclusions)

5.   Schedule 2.2          (Registrations)

6.   Schedule 2.6          (Locations of Inventory)

7.   Schedule 2.7          (Assumed Agreements)

8.   Schedule 2.8          (Option)

9.   Schedule 3.3          (Inventory Prices)

10.  Schedule 4.3          (Title to Assets)

11.  Schedule 4.6          (Registrations)

12.  Schedule 4.10         (Violations of Law)

13.  Schedule 5.4          (No Government Restrictions)

14.  Schedule 6.1          (Maintenance of Assets)


Exhibits

Exhibit A     Supply Agreement (Term Sheet)

Exhibit B     Transition / Distribution Agreement (Term Sheet)

Exhibit C     Registration Rights Agreement

Exhibit D     Certificate of Designation of Series C Convertible
              Preferred Stock



                       AMENDMENT AGREEMENT

This AMENDMENT AGREEMENT (this "Amendment") is made and entered into as of 7 August 1997 by and between F.Hoffmann-La Roche Ltd, Grenzacherstrasse 124, CH-4070 Basel, Switzerland ("Seller") on the one hand and ICN Puerto Rico, Inc. with registered offices at American International Plaza, Eighth Floor, 250 Munoz Rivera Avenue, San Juan, Puerto Rico, 00918 ("Buyer"), a wholly-owned subsidiary of ICN Pharmaceuticals, Inc., ICN Plaza, 3300 Hyland Avenue, Costa Mesa, CA 92626 ("ICN") and ICN acting either as direct party to this Agreement with respect to certain matters or as a guarantor of performance by Buyer hereunder on the other hand.

WHEREAS Seller, Buyer and ICN have entered into an Asset Purchase
Agreement dated 20 June 1997 (the "Agreement");

WHEREAS Seller, Buyer and ICN wish to amend the Agreement;

NOW THEREFORE, the parties hereto agree as follows:

1. Art. 2.8.1 of the Agreement shall be amended by adding the following new sentence at its end:

     "Upon mutual agreement of Seller, Buyer and ICN the Option may be exercised earlier."

2. Art. 3.2.3 of the Agreement is amended by adding a new second para reading as follows:

     "Seller is authorised to retain any such capital gains (as described in the first para above) made, without having to return shares of Preferred Stock, and offset or use such capital gain or have it offset or used by Affiliates of Seller for the following purposes at Seller's option in addition to realising in cash the Purchase Price under the Agreement received in the form of ICN shares according to the first para above:

     1) As a first priority as additional security for the payment of the portion of the purchase price specified in section 3.1(ii) under the Asset Purchase Agreement dated 13 June 1997 between Syntex (F.P.), Inc., Syntex (USA), Inc., Buyer and ICN as amended by the letter agreement dated 1 August 1997 (the "Humacao Agreement") in accordance with the terms of that letter agreement as well as for all loss or damages which Syntex (F.P.), Inc., Syntex (U.S.A.), Inc. or their Affiliates (including Seller) may incur in connection with the Humacao Agreement in the event title reverts to Syntex due to failure of the condition subsequent.

     2) As a second priority to be retained by Seller in a special interest bearing (according to Art. 5 hereinbelow) account for as long as Buyer has not exercised its option for the Additional U.S. Assets according to Art. 2.8 of the Agreement. If Buyer exercises such Option, Seller and/or its Affiliates may use the retained amount plus interest as down payment for the Option Purchase Price due to Seller and/or its Affiliates. If Buyer decides not to exercise the Option the retained amount plus interest exceeding the Purchase Price under the Agreement and the unpaid portion of the purchase price under the Humacao Agreement shall be paid to Buyer. Upon mutual agreement of Seller and Buyer such retained capital gain may be used for other purposes."

3. Art. 3.2.4 of the Agreement is amended by merging the former subclauses 2) and 3) into one single subclause, reading as follows:

     "2) and 3) Following the sale of the Common Stock pursuant to point 1) above, upon Seller's request, all or any part of the shares of Preferred Stock shall immediately be converted into shares of registered Common Stock. Notwithstanding the foregoing, in no event shall any share of Series C Convertible Preferred Stock be convertible if, following such conversion, the holder would be the beneficial owner, as defined in Rule 13d-3 under the Securities Exchange Act of 1934, of five percent or more of the outstanding shares of Common Stock. Such registered Common Stock shares resulting from conversion of Series C Convertible Preferred Stock shall not be sold for one year from the date of conversion, provided that they may be sold earlier without restriction pursuant to this Section 3.2.4 if the stock exchange price of ICN Common Stock reaches US$33 per share. Seller agrees to conduct such sale in a way which does not hurt the market. Seller shall be free to sell such shares at any price equal to or above US$33 per ICN Common Stock share. Seller shall not sell any such share at a price below US$33 per ICN Common Stock share without the consent of ICN."

4. Art. 3.2.6 first para of the Agreement is amended, reading new as follows:

     "FUTURE PURCHASES. Prior to the earlier to occur of (i) the date which is three (3) years from the Closing Date, (ii) the Restriction Termination Date or (iii) the date on which Seller has sold to third parties all shares of ICN Common and Preferred Stock received at the Closing of this Agreement, and subject to the further provisions hereof."

5. Art 3.2.11 of the Agreement is amended by adding a new second para reading as follows:

     "The obligation of ICN to pay to Seller 20% of all Public Debt Offering (as defined in para 1 above) shall continue for at least as long as the Purchase Price under the Agreement and the purchase price under the Humacao Agreement (i.e. US$ 55 million) have not been fully paid, whatever is later, and for this period Seller shall not be required to return to ICN any share of ICN Common or Preferred Stock as contemplated by para 1 above. Instead of serving as repurchase price for such shares to be returned, Seller is authorised to retain, offset or use such ICN payments or have them offset or used by Affiliates of Seller for the following purposes:

     1) As a first priority as additional security for the payment of the portion of the purchase price specified in section 3.1(ii) under the Asset Purchase Agreement dated 13 June 1997 between Syntex (F.P.), Inc., Syntex (USA), Inc., Buyer and ICN as amended by the letter agreement dated 1 August 1997 (the "Humacao Agreement") in accordance with the terms of that letter agreement as well as for all loss or damages which Syntex (F.P.), Inc., Syntex (USA), Inc. or their Affiliates (including Seller) may incur in connection with the Humacao Agreement in the event title reverts to Syntex due to failure of the condition subsequent.

     2) Upon mutual agreement of Seller and Buyer such retained amount plus interest may be used for other purposes."

6. Any capital gains or Public Debt Offering proceeds retained by Seller under paragraphs 2 and 5 above shall, unless and for as long as they are not used by Seller and/or its Affiliates for an other purpose under the Agreement or this Amendment (i.e. (i) payment of the Purchase Price under the Agreement, (ii) payment of the portion of the purchase price under the Humacao Agreement specified in its section 3.1(ii) in accordance with the terms of that letter agreement or
     (iii) down payment for the Option Purchase Price for the Additional U.S. Assets), bear interest according to the interest paid by the bank for the bank account mutually agreed by the parties hereto.

7. The special discount of US$ 4 million on the supplies of Products granted by F.Hoffman-La Roche Ltd in its letter to ICN Pharmaceuticals, Inc. dated 20 June 1997 for the first year shall not become due before full payment of the purchase price under the Humacao Agreement and Seller may offset against or use for or have offset against or used for by its Affiliates payment under the Humacao Agreement.

8. With respect to additional security provisions for the payment of the purchase price under the Humacao Agreement the present Amendment supplements the letter agreement dated 1 August 1997, by giving additional rights and protection to Seller and its Affiliates.

IN WITNESS WHEREOF, this Agreement has been signed by duly authorized representatives of each of the parties hereto as of the date first above written.


F.Hoffman-La Roche Ltd          ICN Puerto Rico, Inc.

By:   ------------------------  By:   ------------------------
Name: ------------------------  Name: ------------------------
Title:------------------------  Title:------------------------


                                ICN Pharmaceuticals, Inc.

                                By:   ------------------------
                                Name: ------------------------
                                Title:------------------------

GUARANTY

The undersigned hereby irrevocably and unconditionally guarantees the performance by ICN Puerto Rico, Inc. and its Affiliates of all their respective obligations under this Amendment and the ancillary documents entered pursuant thereto.


                                ICN Pharmaceuticals, Inc.

                                By:   ------------------------
                                Name: ------------------------
                                Title:------------------------